STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 12, 2014 (the “Effective Date”), by and between Trenton Investments, LLC , a California limited liability company (" “Purchaser”), and Dealertrack Data Services, Inc. (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is the beneficial and record owner of 920,000 shares (the “Shares”) of the common stock of TrueCar, Inc., a Delaware corporation (the “Company”); and

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Shares on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1.             Purchase and Sale of Shares.

1.1           Purchase and Sale. Upon the terms and subject to the conditions set forth herein, the Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from the Seller, at the Closing (as defined below), the Shares (including any and all rights to payments, distributions and dividends attendant thereto), free and clear of all contractual rights of any third person (including any right to acquire, option, warrant, call, convert or exchange, or right of pre-emption, first refusal or conversion, or under which a person is or may become obligated to sell, assign or transfer the Shares) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement, or any agreement to create any of the above (but in each case excluding the Existing Company Investor Documents) (collectively, “Liens”). The “Existing Company Investor Documents” are (i) the Seventh Amended and Restated Investor Rights Agreement, dated as of November 22, 2013 (the “IRA”), among the Company and the parties thereto, as amended, (ii) the Sixth Amended and Restated Voting Agreement, dated as of November 22, 2013, among the Company and the parties thereto, as amended and (iii) the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 22, 2013, by and among the Company and the parties thereto, as amended.

1.2           Purchase Price. Purchaser shall pay the purchase price in cash of $5,455,600 (the “Purchase Price”) based on a price of $5.93 per Share (the “Per Share Price”).

1.3           Closing. The purchase and sale of the Shares (the “Closing”) shall occur on the first business day following the satisfaction or waiver of the conditions in Section 2 (other than conditions to be satisfied at the Closing). The Closing shall take place remotely via the exchange of documents and signatures, or at such other date, time and place as may be agreed by the Seller and the Purchaser orally or in writing.

1.4           Payment of the Purchase Price. Purchaser shall pay the Purchase Price by wire transfer in immediately available funds pursuant to instructions provided by the Seller at the Closing.

1.5           Delivery of Certificates. The certificates representing the Shares, properly endorsed to Purchaser or accompanied by a stock power sufficient to transfer the Shares to the Purchaser, shall be delivered to the Purchaser, by the Seller at the Closing.

2.             Conditions To Closing.

2.1           Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by the Seller to the extent permitted by applicable law):

(a)         the Purchaser shall have performed or complied in all material respects with all obligations and agreements required to be performed or complied with by the Purchaser hereunder on or prior to the Closing (including, without limitation, those specified in Section 1.4);

(b)         the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as at the date of this Agreement and as of the date of the Closing as if made as of such date;

(c)         there shall be no order, decree, or ruling by any federal, state, local, municipal, foreign or other government, or person, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative or regulatory power or authority (each a “Governmental Authority”), nor any action, suit, claim or proceeding by or before any Governmental Authority, which shall be pending, or which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby, or which otherwise questions the validity or legality of any such transactions;

(d)         there shall be no statute, rules, regulation, or order enacted, entered, or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or render illegal the transactions contemplated by this Agreement;

(e)         the Company shall have accepted the legal opinion from Seller’s counsel that is referenced in Section 2.8(a)(y)(ii)(A) of the IRA or waived the requirement that an opinion be delivered; and

(f)         Purchaser shall have provided the Seller with an officer’s certificate in substantially the form attached as Exhibit A hereto.

(g)        Purchaser shall have executed and delivered a signature page to each of the Existing Company Investor Documents.

2.2           Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may only be waived in writing by the Purchaser to the extent permitted by applicable law):

(a)         the Seller shall have performed or complied in all material respects with all obligations and agreements required to be performed or complied with by the Seller hereunder on or prior to the Closing (including, without limitation, those specified in Section 1.5);

(b)         the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as at the date of this Agreement and as of the date of the Closing as if made as of such date;

(c)         there shall be no order, decree, or ruling by any Governmental Authority, nor any action, suit, claim or proceeding by or before any Governmental Authority, which shall be pending, or which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby, or which otherwise questions the validity or legality of any such transactions;

(d)         there shall be no statute, rules, regulation, or order enacted, entered, or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or render illegal the transactions contemplated by this Agreement; and

(e)         the Company shall have accepted the legal opinion from Seller’s counsel that is referenced in Section 2.8(a)(y)(ii)(A) of the IRA or waived the requirement that an opinion be delivered.

(f)         The Company shall have executed and delivered to the Purchaser signature page to each of the Existing Company Investor Documents.

3.             Representations and Warranties.

3.1           Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as follows:

(a)         Authority. The Seller has all necessary power or legal capacity to enter into and deliver this Agreement, to carry out the Seller’s obligations hereunder, and to consummate the transactions contemplated hereby. All actions, authorizations, and consents required by law for the execution, delivery, and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been properly taken or obtained.

(b)         Execution and Delivery. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity.

(c)         No Conflicts. The execution, delivery, and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any person or entity under, or result in the creation of or right to create any Lien upon any of the assets of the Seller under, (i) any laws to which the Seller or any of Seller’s assets are subject, (ii) any permit, judgment, order, writ, injunction, decree, or award of any Governmental Authority to which the Seller or any of Seller’s assets are subject, or (iii) any material license, indenture, promissory note, bond, credit or loan agreement, lease, agreement, commitment or other instrument or document to which the Seller is a party or by which the Seller or any of Seller’s assets are bound.

(d)         Governmental Consents. No approval, order or authorization of, or registration, declaration, or filing with, any Governmental Authority, is required to be obtained by Seller in connection with or as a result of the execution and delivery of this Agreement, or the performance of the Seller’s obligations hereunder.

(e)         Ownership. The Seller owns, beneficially and of record, the Shares, free and clear of any Liens. At the Closing, upon delivery of and payment for such Shares as provided in this Agreement, such Shares shall be transferred to the Purchaser, and the Purchaser shall have good and valid title to such Shares, free and clear of any Liens.

(f)         Litigation as to Shares. As of the Closing, (i) there is no claim, legal action, suit, arbitration, investigation or other proceeding pending or, to the knowledge of Seller, threatened against or relating to the Shares; (ii) neither the Seller nor any of the Shares are subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority; and (iii) there is currently no investigation or review by any Governmental Authority with respect to the Seller or the Shares pending or, to the knowledge of Seller, threatened in writing, nor has any Governmental Authority notified the Seller in writing of its intention to conduct the same.

(g)         Compliance with Laws. The Seller is in compliance, and has complied, with all laws applicable to the Shares and has not received any written notice of any violation thereof.

(h)         Bankruptcy. There are no insolvency proceedings of any character, pending, contemplated or threatened against the Seller, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, which relates to or affects any of the Shares to be sold by the Seller.

(i)         Litigation. There is no action, suit, proceeding or investigation pending against the Seller or, to the Seller’s knowledge, currently threatened that questions the validity of this Agreement, or the right of the Seller to enter into this Agreement, or to consummate the transactions contemplated hereby. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against the Seller, which questions the validity of this Agreement or the right of the Seller to consummate the transactions contemplated hereby.

(j)         No Brokers. Seller has not entered into any agreement, arrangement or understanding giving rise to any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee or commission payable by Seller or Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

(k)         No Other Representations. Except for the representations and warranties contained in this Section 3.1, neither Seller nor any other person makes any other express or implied representation or warranty with respect to the Company, Seller, their respective affiliates, the Shares or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties. For the avoidance of doubt, Seller makes no representations or warranties of any nature whatsoever regarding the Company or its business, operations, financial condition, prospects, assets, liabilities or otherwise.

3.2           Representations and Warranties of the Purchasers. Purchaser hereby represents and warrants to the Seller as follows:

(a)         Authority. Purchaser has all necessary power or legal capacity to enter into and deliver this Agreement, to carry out the Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby. All actions, authorizations, and consents required by law for the execution, delivery, and performance by the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been properly taken or obtained.

(b)         Execution and Delivery. This Agreement has been duly executed, and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity.

(c)         No Conflicts. The execution, delivery, and performance by such Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any person or entity under, or result in the creation of or right to create any Lien upon any of the assets of the Purchaser under, (i) any laws to which the Purchaser or any of its assets are subject, (ii) any permit, judgment, order, writ, injunction, decree, or award of any Governmental Authority to which the Purchaser or any of its assets are subject, or (iii) any material license, indenture, promissory note, bond, credit or loan agreement, lease, agreement, commitment or other instrument or document to which the Purchaser is a party or by which the Purchaser or any of Purchaser’s assets are bound.

(d)         Governmental Consents. No consent, approval, order or authorization of, or registration, declaration, or filing with, any Governmental Authority (including without limitation under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), is required to be obtained by such Purchaser in connection or as a result of the execution and delivery of this Agreement, or the performance of the Purchaser’s obligations hereunder.

(e)         Compliance with Laws. The Purchaser is in compliance, and has complied, with all laws applicable to the funds comprising the Purchase Price and has not received any notice of any violation thereof.

(f)         Bankruptcy. There are no insolvency proceedings of any character, pending, contemplated or threatened against the Purchaser, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, which relates to or affects any of the funds comprising the Purchase Price.

(g)         Litigation. There is no action, suit, proceeding or investigation pending against the Purchaser or, to the Purchaser’s knowledge, currently threatened that questions the validity of this Agreement, or the right of the Purchaser to enter into this Agreement, or to consummate the transactions contemplated hereby. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against the Purchaser, which questions the validity of this Agreement or the right of the Purchaser to consummate the transactions contemplated hereby.

(h)         Accredited Investor. The Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Shares for investment purposes only, for its own account and not with a view to, or for, the resale or distribution thereof in violation of applicable U.S. federal or U.S. state securities laws. The Purchaser understands that the Shares have not been registered under the Securities Act or any state securities laws, and it agrees that the Shares may not be offered, sold or otherwise disposed of except in compliance with the Securities Act and any applicable state securities laws. The Purchaser has not directly or through an agent (i) sold, offered for sale, solicited offers to buy, or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the transfer of the Shares in a manner that would require registration under the Securities Act of the Shares or (ii) engaged in any form of general solicitation or general advertising (as used in Regulation D under the Securities Act) in connection with the transfer of the Shares or in any manner involving a public offering of the Shares within the meaning of Section 4(a)(2) of the Securities Act. The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that such Purchaser can protect its own interests and can fend for itself without the protection of the federal and state securities laws. Such Purchaser has such knowledge and experience in financial and business matters so that the Purchaser is capable of evaluating the merits and risks of its investment in the Shares and in the Company. The Purchaser understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Shares is highly speculative and involves substantial risks. The Purchaser can bear the economic risk of the Purchaser’s investment and is able, without impairing the Purchaser’s financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of the Purchaser’s investment. The Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares. The Purchaser understands and acknowledges that no public market now exists for the Shares or any other securities issued by the Company and that there are no assurances that a public market will ever exist for the Shares or the Company’s other securities. All of the equity owners of Purchaser are “accredited investors” within the meaning of Rule 501 under the Securities Act.

(i)         Financial Capability. The Purchaser has, or will have at the Closing, cash available that is sufficient to enable it to pay the Purchase Price to Seller. The Purchaser does not have any reason to believe that it will not be able to pay the Purchase Price at the Closing.

(j)         No Other Representations. Notwithstanding anything herein to the contrary, the Purchaser acknowledges and agrees that (i) none of Seller or any of its affiliates nor any other person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Section 3.1 and (ii) that Seller or its affiliates and agents may be in possession of material, nonpublic information concerning the Company and its direct or indirect subsidiaries which is not or may not be known to the Purchaser and that Seller and its agents have not disclosed to the Purchaser. Any claims the Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Section 3.1. The Purchaser further acknowledges and agrees that none of Seller or any of its affiliates nor any other person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information regarding the Company, Seller, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Seller, any of its affiliates or any other person will have or be subject to any liability to the Purchaser or any other person resulting from the distribution to the Purchaser or its representatives or the Purchaser’s use of, any such information, in any form obtained by the Purchaser or its representatives in connection with the sale of the Shares and the transactions contemplated hereby. The Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Company, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied exclusively on the results of its own independent investigation.

(k)         No Brokers. The Purchaser has not entered into any agreement, arrangement or understanding giving rise to any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee or commission payable by Seller or the Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

4.             General Provisions.

4.1           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. In each case, notice shall be sent to:

If to Seller:

The address set forth under Seller’s name on the signature page of this Agreement.

If to Purchasers:

Trenton Investments, LLC

865 South Figueroa Street

Los Angeles, CA 90017

or such other address, fax number or email address as such party may designate by 10 days’ advance written notice to all other parties to this Agreement.

4.2           No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

4.3           Party Undertaking. The Purchaser and the Seller or any of the foregoing hereby agree to take whatever additional commercially reasonable action and execute whatever additional commercially reasonable documents as are reasonably required in order to carry out or effectuate the express provisions of this Agreement.

4.4           Entire Agreement. This Agreement and the other agreements and instruments referred to herein constitute the entire contractual understanding between the parties and supersedes all proposals, commitments, writings, negotiations, and understandings, or and written, and all other communications between the parties relating to the subject matter hereof. There are no third party beneficiaries of this Agreement.

4.5           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

4.6           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State, without reference to principles of conflicts of laws.

4.7           Confidentiality. Each party hereto agrees that, except with the prior written permission of the other party or as otherwise required by law or regulation or rule of the Securities and Exchange Commission or a national securities exchange, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Shares purchased hereunder.

4.8           Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

4.9           Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Purchaser, the Seller and each of their respective legal representatives, heirs, legatees, distributees, and permitted assigns, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.

4.10         Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by the Purchaser or the Seller without the prior written consent of the Seller (in the case of an assignment by the Purchaser) or the Purchaser (in the case of an assignment by Seller).

4.11         Cost and Expenses. Each party shall bear its own costs and expenses related to this Agreement and the transactions contemplated hereby.

4.12         Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached thereby at or prior to the Closing, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance at or prior to the Closing to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

4.13         Consent to Jurisdiction. Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court sitting in Wilmington, Delaware or, if such court does not have jurisdiction or will not accept jurisdiction, in the Court of Chancery of the State of Delaware; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court. THE PARTIES WAIVE TRIAL BY JURY.

4.14         Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as they case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

5.             Termination.

5.1           Termination Procedure. This Agreement may be terminated at any time prior to the Closing:

(a)         by the mutual written consent of the Purchaser and the Seller;

(b)         by the Seller, by delivering written notice to the Purchaser, if the Closing has not occurred by February 21, 2014 by reason of the failure of any condition precedent in Section 2.1 (unless the failure results from the Seller’s breach in any material respect of his representations, warranties or covenants in this Agreement); and

(c)         by the Purchaser, by delivering written notice to the Seller, if the Closing has not occurred by February 21, 2014 by reason of the failure of any condition precedent in Section 2.2 (unless the failure results from the Purchaser’s breach in any material respect of its representations, warranties or covenants in this Agreement).

5.2           Effect of Termination. If this Agreement is terminated as described in this Section 5, this Agreement shall become void and of no further force or effect, except that the provisions of Section 4 shall survive any termination of this Agreement. Nothing in this Section 5.2 shall be deemed to release any party from any liability for any willful and material breach of such party of the terms and provisions of this Agreement.

IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed and delivered by the parties hereto as of the Effective Date.

SELLER:

DEALERTRACK DATA SERVICES, INC.

By:	/s/ Gary Papilsky
Name:	Gary Papilsky
Title:	Vice President
Address:	1111 Marcus Avenue, Suite M04
Lake Success, NY 11042

PURCHASER:

TRENTON INVESTMENTS, LLC

By:	/s/ Peter Carlton
Name:	Peter Carlton
Title:	Managing Director of Oakmont Corporation, its Administrator
Address:	865 S. Figeroa St.
Ste. 700
Los Angeles, CA 90017